Exhibit 99.1

Press release

Lenco Mobile Inc. Announces the Closing of Jetcast, Inc. Acquisition

Thursday, September 30th 2010

SANTA BARBARA, Calif.--(BUSINESS WIRE)— Lenco Mobile Inc. (LNCM:PK) today closed its previously announced acquisition of Jetcast, Inc., a leading provider of monetization solutions for Internet radio and television broadcasters.

Jetcast will be operated as a wholly owned subsidiary of Lenco.  The acquisition expands Lenco's advertising outlets which currently includes mobile phone advertising conducted through its Lenco International Ltd. subsidiary and traditional Internet advertising conducted though its AdMax Media Inc. subsidiary.

Reflecting on the transaction, Michael Levinsohn, chief executive officer of Lenco, stated, “We have set out to develop an advertising company that provides brand owners with global access to new media channels and compelling technology.  Jetcast expands that reach from mobile phones and traditional online advertising to Internet radio and television.  We have watched John Williams and his team for some time and have been impressed with their product development and their rapid reach into the marketplace.”

In August 2010, Jetcast’s ReplaceAds™ Internet radio and television advertising network was ranked number one by comScore in the “Entertainment-Radio” category with potential reach of 40.7 million unique visitors per month in the United States. Pandora, CBS Radio, AOL Radio, Yahoo Radio, WestwoodOne and Clear Channel are also included in the category.

About Lenco Mobile Inc.

Lenco Mobile Inc. is a global developer, owner, and operator of proprietary advertising and technical platforms primarily for the high growth mobile and online marketing sectors.  The platforms provide customers including leading wireless carriers and consumer brands with turnkey solutions to attract, retain and monetize relationships with consumers.  Lenco Mobile offers brand owners the ability to design, manage, and execute mobile-based marketing campaigns through MMS messaging with improved messaging throughput, better quality, and reduced bandwidth usage on a per message basis.    In addition to propriety MMS messaging solutions, the Company offers products and services such as mobi sites, mobile greeting cards, mobile statements, high volume internet and mobile ad-impression serving, loyalty programs, online support, and search and database marketing. The Company is headquartered in the U.S. and has operations in South Africa, South Korea, Australia, the United Kingdom and Mexico.

About Jetcast

Jetcast provides products that make Internet broadcasting profitable for broadcasters and advertisers.  Jetcast’s UniversalPlayer™, RadioLoyalty™, ReplaceAds™ and Jetcast® brand streaming products eliminate costs and increase revenue for broadcasters and increase advertisers’ return on their advertising investment.  Jetcast’s products reach a potential Internet radio and television audience of more than 40.7 million people in the United States, and over 75 million worldwide.

Forward-Looking Statements

This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Neither Lenco Mobile Inc. nor any company mentioned in this release undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Senior Managing Director
310-954-1100

Denise Garcia, denise.garcia@icrinc.com
Senior Vice President
203-682-8335